Exhibit 99.10

FOR IMMEDIATE RELEASE		January 29, 2004
Media Contacts:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Website:	www.pinnaclewest.com

PINNACLE WEST 2003 EARNINGS IN LINE WITH EXPECTATIONS

PHOENIX – Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the year 2003 of $240.6 million, or $2.63 per diluted share of common stock. This result compares with $149.4 million, or $1.76 per share, for the year 2002. Arizona Public Service (APS) reported net income for 2003 of $180.9 million, compared with $199.3 million for 2002. APS’ on-going earnings were $168.7 million for 2003 versus $219.6 million for the prior year.

On-going consolidated earnings in 2003 were $223.4 million, or $2.44 per share, compared with $302.1 million, or $3.56 per share, for the prior year. On-going earnings exclude income tax credits related to prior years and recorded in 2003 of $17.2 million, or $0.19 per share; previously disclosed, non-recurring charges in 2002 totaling $87.0 million, or $1.03 per share; and a 2002 charge for the cumulative effect of an accounting change of $65.7 million, or $0.77 per share.

“Earnings for the year were in line with our guidance, and our operational performance and market area remained strong,” said Chairman Bill Post, citing vibrant customer growth of 3.3 percent, about three times the national average. In addition, retail electricity consumption hit record levels, with the Company experiencing a 9 percent increase in its peak demand and a 5 percent increase in total retail kilowatt-hour sales.

Looking forward, Post said, “The Company needs to achieve a constructive regulatory outcome in our pending rate case to cover the costs of providing reliable service for our retail customers.”

APS’ on-going earnings exclude income tax credits related to prior years and recorded in 2003 of $12.2 million, and previously disclosed, non-recurring severance charges in 2002 of $20.3 million. These lower results were due to deterioration in the western wholesale power market; higher hedged natural gas and purchased power prices; retail electricity price decreases; and other operating cost increases necessary to meet the growing demand of retail customers, which were partially offset by the effects of higher retail sales due to customer growth and favorable weather. These higher costs – and the Company’s investment in new power plants and other infrastructure – are currently under review by the Arizona Corporation Commission. A decision on their recovery in rates is anticipated before the end of 2004.

PINNACLE WEST REPORTS 2003 EARNINGS	January 29, 2004

In addition to APS’ earnings variances, Pinnacle West’s consolidated results were impacted by deterioration in the western wholesale power markets; an increase in fixed costs related to placing new electricity-generating units into service in 2002 and 2003; and improved results from the Company’s unregulated subsidiaries.

Consistent with its accelerated asset sales program for 2003-2005, SunCor Development Co., Pinnacle West’s real estate subsidiary, delivered solid, on-plan performance, reporting 2003 net income of $56.1 million, compared with net income of $18.9 million for 2002.

For the 2003 fourth quarter, the Company reported consolidated net income of $49.1 million, or $0.54 per diluted share, compared with a net loss of $80.6 million, or $0.95 per share, in the comparable 2002 period. On-going consolidated earnings in the 2003 fourth quarter were $38.4 million, or $0.42 per share, compared with $44.5 million, or $0.52 per share. On-going earnings exclude income tax credits related to prior years and recorded in 2003 totaling $10.7 million, or $0.12 per share; previously disclosed, non-recurring charges in 2002’s fourth quarter totaling $59.4 million, or $0.70 per share; and a 2002 charge for the cumulative effect of a change in accounting of $65.7 million, or $0.77 per share. In addition, fourth quarter earnings reflect an increase in SunCor’s earnings of $29.4 million, or $0.33 per share, compared with the prior year’s same period.

All dollar amounts included in this release are reported after income tax effects. For more information on Pinnacle West’s operating statistics and earnings, please visit http://www.pinnaclewest.com/main/pnw/investors/default.html.

Pinnacle West is a Phoenix-based company with consolidated assets of approximately $9 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

Webcast and Conference Call

The Company will hold a conference call and live webcast at 11:30 a.m. (ET) today, Thursday, January 29 to discuss its earnings and recent events. The webcast can be accessed at http://www.pinnaclewest.com/main/pnw/investors/presentations/default.html and will be available for replay on the website for 30 days. To access the conference call by telephone, dial (877) 356-3961 and enter reservation number 4861194. A replay of the call also will be available until 12:00 midnight (ET), Thursday, February 5, 2004, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2003	2002	2003	2002

Operating Revenues
Regulated electricity segment	$432,246	$405,915	$1,978,075	$1,890,391
Marketing and trading segment	91,447	101,116	391,886	286,879
Real estate segment	188,718	73,729	361,604	201,081
Other revenues	21,793	33,555	86,287	61,937

Total	734,204	614,315	2,817,852	2,440,288

Operating Expenses
Regulated electricity segment purchased power and fuel	122,947	65,269	517,320	376,911
Marketing and trading segment purchased power and fuel	81,661	72,175	344,862	154,987
Operations and maintenance	140,244	193,674	548,732	584,538
Real estate segment operations	148,677	62,706	305,974	185,925
Depreciation and amortization	114,672	113,968	438,143	424,082
Taxes other than income taxes	25,419	26,805	110,270	107,952
Other expenses	19,118	65,843	70,498	104,959

	652,738	600,440	2,335,799	1,939,354

Operating Income	81,466	13,875	482,053	500,934

Other
Allowance for equity funds used during construction	3,046	—	14,240	—
Other income	21,967	4,771	35,563	14,910
Other expense	(5,785)	(6,868)	(20,574)	(33,655)

Total	19,228	(2,097)	29,229	(18,745)

Interest Expense
Interest charges	53,051	46,974	204,590	187,512
Capitalized interest	(5,383)	(4,967)	(29,444)	(43,749)

Total	47,668	42,007	175,146	143,763

Income From Continuing Operations Before Income Taxes	53,026	(30,229)	336,136	338,426
Income Taxes	7,030	(13,660)	105,560	132,228

Income From Continuing Operations	45,996	(16,569)	230,576	206,198
Income From Discontinued Operations — Net of Income Tax Expense	3,095	1,684	10,003	8,955
Cumulative Effect of a Change in Accounting for Trading Activities — Net of Income Tax Benefit	—	(65,745)	—	(65,745)

Net Income	$49,091	$(80,630)	$240,579	$149,408

Weighted-Average Common Shares Outstanding — Basic	91,273	85,302	91,265	84,903
Weighted-Average Common Shares Outstanding — Diluted	91,403	85,302	91,405	84,964
Earnings Per Weighted-Average Common Share Outstanding
Income From Continuing Operations — Basic	$0.50	$(0.19)	$2.53	$2.43
Net Income — Basic	$0.54	$(0.95)	$2.64	$1.76
Income From Continuing Operations — Diluted	$0.50	$(0.19)	$2.52	$2.43
Net Income — Diluted	$0.54	$(0.95)	$2.63	$1.76

Certain prior year amounts have been restated to conform to the 2003 presentation.